As filed with the Securities and Exchange Commission on March 20, 2003

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Jones Soda Co.

Name of Small Business Issuer in Its Charter

State of Washington	91-1696175
State of Incorporation	I.R.S. Employer Identification No.

234 Ninth Avenue North

Seattle, Washington 98109

Address and zip code of principal executive offices

Jones Soda Co. 2002 Stock Option Plan

(Full title of the plan)

Jennifer L. Cue,

Chief Financial Officer

234 Ninth Avenue North

Seattle, Washington 98109.

(206) 624-3357

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Timothy M. Woodland
Cairncross & Hempelmann, P.S. 524 Second Avenue, Suite 500 Seattle, Washington 98104 (206) 587-0700

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount of Securities to be Registered (1) (2)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, no par value per share, under the 2002 Stock Option Plan	482,000	$0.49	(3)	$236,180	$19.11
	3,268,000	$0.34	(4)	$1,111,120	$89.89

TOTAL	3,750,000			$1,347,300	$109.00

(1)	This registration statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split, recapitalization, merger, combination or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock.
(2)	As of March 18, 2003, there were 482,000 shares subject to outstanding options under the 2002 Stock Option Plan (the “2002 Plan”). Pursuant to the terms of the 2002 Plan, options to purchase up to an additional 3,268,000 shares of common stock may be granted in the future over the life of the 2002 Plan, for a total maximum amount under the 2002 Plan of 3,750,000 shares.
(3)	The proposed maximum offering price per share has been calculated pursuant to Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”). The proposed maximum offering price per share of $0.49 represents the weighted average of the per share exercise prices of currently outstanding options, which range from $0.46 per share to $0.50 per share.
(4)	Estimated as of March 18, 2003, solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price is $0.34 per share, which is the average of the per share bid price of $0.28 and ask price of $0.39, as reported by the OTC Bulletin Board on March 18, 2003.

EXPLANATORY NOTE

Jones Soda Co., a Washington corporation (the “Registrant”), is filing this registration statement on Form S-8 (this “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) on March 20, 2003 for the purpose of registering 3,750,000 shares of common stock, no par value per share (the “Common Stock”), issuable upon the exercise of incentive and nonstatutory stock options that have been granted or may be granted in the future pursuant to the Jones Soda Co. 2002 Stock Option Plan (the “2002 Option Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Company will send or give documents containing the information specified in Part I of Form S-8 to employees as specified by the Securities and Exchange Commission Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the instructions to Form S-8, the Company is not required to file these documents with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”), are hereby incorporated by reference in this Registration Statement:

(1)	Annual Report on Form 10-KSB for the year ended December 31, 2001 filed on April 1, 2002, as amended on April 30, 2002.

(2)	Quarterly Report on Form 10-QSB for the quarter ended March 31, 2002 filed on May 15, 2002.

(3)	Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002 filed on August 14, 2002.

(4)	Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002 filed on November 14, 2002.

(5)	The description of the Registrant’s common stock contained in the Registration Statement on Amendment No. 1 on Form 8-A/A filed on March 20, 2003, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

In addition, all documents that are subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof (and that are filed prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or deregisters all securities remaining unsold) shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 23B.08.320 of the Washington Business Corporation Act (the “Washington Act”) authorizes a corporation to eliminate or limit a director’s personal liability to the corporation or its shareholders for monetary damages for conduct as a director, provided that such provisions shall not eliminate or limit the liability of a director for acts or omissions that involve intentional misconduct by a director or a knowing violation of law by a director or approving illegal distributions, or any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

Article VI of the Registrant’s Articles of Incorporation contains provisions implementing, to the fullest extent permitted by the Washington Act, such limitations on a director’s liability to the Registrant and its shareholders.

Sections 23B.08.500 through 23B.08.600 of the Washington Act authorize a court to award, or a corporation’s board of directors to grant, subject to certain limitations, indemnification to its directors and officers against liability and reasonable expenses incurred in defending litigation against them in their capacities as directors and officers. This indemnity to directors and officers is sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. Under the Washington Act, a corporation has the power to indemnify a director or officer made a party to a proceeding, or advance or reimburse expenses incurred in a proceeding, under any circumstances, except that no such indemnification shall be allowed on account of: (i) acts or omissions of a director or officer finally adjudged to be intentional misconduct or a knowing violation of the law; (ii) conduct of a director or officer finally adjudged to be an unlawful distribution; or (iii) any transaction with respect to which it was finally adjudged that such director or officer personally received a benefit in money, property or services to which the director or officer was not legally entitled.

Article IX of the Registrant’s Bylaws (the “Bylaws”) provides that the Registrant shall indemnify, subject to certain limitations, any person who was or is a party or is threatened to be made a party to proceeding, whether or not brought by or in the right of the Registrant, by reason of the fact that such person is or was a director or officer of the Registrant, against liability and reasonable expenses incurred by the director or officer in connection with such proceeding. Any indemnification under the Registrant’s Bylaws, unless ordered by a court or advanced by the Registrant in the manner described below, must be made by the Registrant only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances. The determination must be made by one of the following: (a) by the board of directors of the Registrant by majority vote of a quorum consisting of directors who were not parties to the proceeding; (b) if a quorum of the board cannot be obtained, by majority vote of a committee designated by the board of directors, which committee shall consist solely of two or more directors who were not parties to the proceeding; (c) by special legal counsel selected by the board of directors of Registrant; or (d) by the shareholders. Reasonable expenses incurred by a director or officer may also be advanced by or reimbursed by the Registrant in advance of the final disposition of the proceeding and in advance of any determination and authorization of indemnification.

The Registrant has obtained and maintains a standard form directors’ and officers’ liability insurance policy insuring its directors and officers against certain liabilities for certain acts or omissions while acting in their official capacity, including liability under the Securities Act of 1933, as amended. The above discussion of the Washington Act, the Bylaws and the Articles is not intended to be exhaustive and is qualified in its entirety by reference to such statute, the Bylaws and the Articles.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
5.1	Opinion of Cairncross & Hempelmann, P.S. regarding legality of the Common Stock being registered

23.1	Consent of KPMG LLP

23.2	Consent of Cairncross & Hempelmann, P.S. (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Jones Soda Co. 2002 Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-QSB for the period ending June 30, 2002, filed on August 14, 2002)

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof), which individually or in the aggregate, represent a fundamental change in the information set forth in this Registrant Statement; and

(iii) To include any additional or changed material information on the plan of distribution;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) For the purpose of determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered therein, and the offering of the securities at that time to be the initial bona fide offering.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on March 20, 2003.

JONES SODA CO.

By:	/s/ JENNIFER L. CUE
Jennifer L. Cue Chief Financial Officer / Chief Operating Officer

POWER OF ATTORNEY

Each person whose individual signature appears below authorizes Peter M. van Stolk or Jennifer Cue, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on March 20, 2003.

Signature	Capacities

/s/ PETER M. VAN STOLK Peter M. van Stolk	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ JENNIFER L. CUE Jennifer L. Cue	Chief Financial Officer, Chief Operating Officer, Secretary and Director (Principal Financial Officer and Principal Accounting Officer)

/s/ RON B. ANDERSON Ron B. Anderson	Director

/s/ WILLIAM COLLIN William Collin	Director

/s/ PETER COOPER Peter Cooper	Director and Chairman of the Board

/s/ MICHAEL M. FLEMING Michael M. Fleming	Director

/s/ MATTHEW KELLOGG Matthew Kellogg	Director

INDEX TO EXHIBITS

Exhibit No	Description
5.1	Opinion of Cairncross & Hempelmann, P.S. regarding legality of the shares of common stock being registered

23.1	Consent of KPMG LLP

23.2	Consent of Cairncross & Hempelmann, P.S. (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Jones Soda Co. 2002 Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-QSB for the period ending June 30, 2002, filed on August 14, 2002)